Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 10th day of June, 2018 (the "Effective Date") by and between Cannabics Pharmaceuticals Inc. ("Cannabics"), a Nevada corporation with an address at #3 Bethesda Metro center 700 Bethesda, MD (the "Company"), and Dr. Eyal Ballan with an address at Harimon 9, Ramat Hasharon, Israel (the “Employee”).

WHEREAS, the Company and the Employee wish to state the terms and conditions of the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.      Position.

1.1        The Employee shall be employed in the position described in Exhibit A attached hereto. In such position, the Employee shall report and be subject to the direction and control of the Chief Executive Officer of the Company.

1.2        The Company may direct the Employee to perform services through G.R.I.N Ultra Ltd. ("GRIN"), the wholly-owned Israeli subsidiary of the Company, in which event the Employee will also serve as CTO of GRIN or such other managerial position in GRIN as may be agreed upon. GRIN is responsible for all of the Employee's compensation and benefits under this Agreement.

1.3        The Employee shall perform his duties diligently, conscientiously, and in furtherance of the best interests of the Company and its affiliates. The Employee agrees and undertakes to inform the Company immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation, or benefit from any third party in connection with his employment with the Company.

2.       Full-Time Employment.

2.1        The Employee will be employed on a full-time basis. The Employee shall devote his business time and attention to the business of the Company and its affiliates, and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity that impairs the Employee's ability to perform his duties hereunder or that are competitive with the activities of the Company. The Employee confirms and declares that his position is one that requires a special measure of personal trust and loyalty; accordingly, the provisions of the Hours of Work and Rest Law-1951 shall not apply to him, and he shall not be entitled to any compensation other than the compensation set forth in this Agreement for working more than the maximum number of hours per week set forth in said law or any other applicable law

2.2       Notwithstanding the foregoing, the Employee shall be permitted to pursue other voluntary, professional, and/or academic activities, in an advisory capacity or otherwise, provided that they do not impair the Employee's ability to perform his duties hereunder and are not competitive with the activities of the Company.

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3.       Location.

The Employee shall perform his duties hereunder primarily at GRIN's offices in Israel, but he understands and agrees that his position will involve domestic and international travel.

4.       Term.

4.1       At-Will Relationship. The Employee's employment by the Company is an "at will" relationship, and the employment may be terminated by either party at any time in accordance with Section 4.2 below.

4.2       Notice Period. Either party may terminate the employment relationship hereunder at any time by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period"). During the Notice Period, the Employee shall be paid his full salary and benefits, including bonus, and shall be entitled to all other employment allowances.

4.3       End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect. The Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee's responsibilities.

5.       Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall become effective immediately upon delivery of written notice of the same. ''Cause" shall mean (i) a breach by the Employee of the provisions of the Confidentiality, Invention Assignment, and Non-Competition Agreement (attached as Exhibit B); or (ii) the Employee's willful mi conduct, or action of personal dishonesty, bad faith, or breach of trust towards the Company; or (iii) the conviction of the Employee of a criminal offense involving moral turpitude or and against the Company.

6.       Compensation.

6.1       Salary. As compensation for the employment services, the Employee shall be entitled to an aggregate base salary in the amount set forth in Exhibit A (the "Salary"), to be paid by GRIN. In addition, the Employee shall be entitled to reimbursement for any and all daily travel costs to which he may be entitled under any appl cable law, collective bargaining agreements or orders, to the extent any apply. The Employee's Salary and other terms of employment shall be reviewed annually and may be updated by the Company's management, from time to time, at the Company's discretion. The Salary is to be paid to the Employee no later than the 7th day of each calendar month immediately following the month for which the Salary is paid, after deduction of applicable taxes and like payments.

6.2        Performance Bonus. Within thirty (30) days of the signing of the annual financial statements of the Company for each calendar year, the Employee shall be paid an annual bonus for such year in an amount which is equal to three months Salary, subject to the discretion of the Board of Directors of the Company. The bonus shall be paid by GRIN.

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6.3       Profit Participation. The Employee shall be entitled to a profit participation equal to two and one-half percent (2.5%) of the Company's annual consolidated profits (after tax) above US1,000,000 (one million US Dollars), but no more than the sum equaling 4 times the annual base salary of Employee.

6.4       Withholdings. Withholdings shall be deducted at source from payments made hereunder to the Employee according to applicable law, including, but not limited to, Israeli income tax, National Insurance ("Bituach Leumi") and Health Tax ("Mas Briut"). The Employee shall bear any tax imposed in connection with the payments and benefits provided for in this Agreement.

7.       Expenses.

The Employee shall be entitled to payment or reimbursement for all reasonable expenses actually incurred or paid by the Employee in the performance of his duties hereunder after presentation of expense statements or vouchers and such other supporting information and documentation as the Company may customarily require of its executive officers.

8.       Managers Insurance and Social Benefits.

8.1       The Company shall provide and maintain a managers insurance policy on behalf of the Employee which will be funded by the amounts mandated by law to be paid by the employer and all employee contributions. The Company will contribute an amount equal to 8.33% of the Salary towards severance pay (the "Severance Fund"). In addition, the Company will contribute an amount each month towards a savings/pension fund (the type of fund will be as per the Employee's choosing) in accordance with applicable law, subject to the Employee's monthly contribution from the Salary (the "Savings Fund"). The Company will also contribute an amount of up to 2.5% of the Salary towards disability insurance based on the agreements that the Company has with its benefit plan vendor.

8.2       The Employee's aforementioned contributions (for the Savings Fund) shall be transferred to the above referred plans and funds by the Company by deducting such amounts from each monthly Salary payment. Notwithstanding anything to the contrary, neither party shall contribute nor shall the Company deduct from each monthly Salary an amount greater than the maximum amount exempt from tax payment under applicable laws.

8.4        Section 14 of the Severance Pay Law. The parties hereby agree and acknowledge that all of the payments that the Company shall make to the abovementioned managers insurance policy shall be instead of any severance be pay to which the Employee or Employee's successors shall be entitled to receive from the Company with respect to the salary from which these payments were made and the period during which they were made. Subject to the Company's rights according to law in the event of termination for Cause, in the event of termination of the employer-employee relationship, including resignation, the Employee shall be entitled to receive a transfer of ownership of the managers insurance plan to the Employee's name, in the full amount thereof, all in accordance with Section 14 of the Severance Pay Law 5723-1963. The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette N . 4659 on June 30, 1998, attached hereto as Exhibit B.

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9.       Additional Benefits

9.1       Company Car. At the Employee's option, the Company shall place at the Employee's disposal a Company car (the "Car") in accordance with the Company's policies and procedures. The leasing cost of the Car will be borne by the Company. The Company shall bear all the fixed and variable costs and expenses of the Car, including registration and license fees, insurance, maintenance and repairs, and fuel, but the Company shall not bear costs of any tickets, traffic offense or fines of any kind. The Employee will bear all taxes associated with the Car, which the Company may withhold at source, if applicable. The Employee shall return the Car to the Company in good working order upon the termination of the Employee's employment with the Company. For the avoidance of doubt it is hereby clarified that the Car shall come in lieu of any payment in respect of commuting expenses.

9.2       Fuel Costs Reimbursement. If the Employee does not opt to receive a Car, then the Company will reimburse the Employee for all reasonable fuel costs actually incurred or paid by the Employee for one car owned by the Employed. The Employee shall bear any and all taxes applicable to him in connection with the reimbursement of fuel costs, if any, which the Company may withhold at source, if applicable

9.3       Employee Stock Option Plan. It is acknowledged by both parties that the Company does not currently have an Employee Stock Option Plan (ESOP). At the Company's discretion, if such a plan will be adopted by the Company, the Employee will be included in such a plan.

10.       Vacation.

The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A. The Employee may accumulate unused vacation days each year, up to a maximum of 10 days (the "Maximum"). The Employee shall be entitled to redeem the unused vacation days up to the Maximum upon termination of employment.

11.      Sick Leave; Convalescence Pay.

The Employee shall be entitled to that number of days of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated in accordance with applicable law), and also to Convalescence Pay ("Dmei Havra'a") pursuant to applicable law.

12.       D&O Insurance and Indemnification

12.1       The Company shall include the Employee within the Company's Directors and Officers Liability Insurance Policy with coverage that is sufficient to cover the Employee's activities hereunder.

12.2       The Company shall indemnify the Employee in the event he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct w s unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Employee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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13.       Confidentiality. Invention Assignment and Non-Competition.

As a condition precedent to the entering into effect of this Agreement, the Employee shall execute a Confidentiality, Invention Assignment, and Non-Competition Agreement. A copy of the signed agreement is attached hereto as Exhibit C.

14.       Miscellaneous

14.1       Entire Agreement. This Agreement, including the exhibits, constitutes the entire understanding and agreement between the parties hereto, and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof; provided, however, that the IP Agreement shall remain in full force and effect.

14.2       Amendments. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

14.3       Waiver. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

14.4       Severability. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

15.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Israel.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Cannabics Pharmaceuticals Inc.	Dr. Eyal Ballan

/s/ Eyal Barad	/s/ Eyal Ballan
By: Eyal Barad	Eyal Ballan

Title: CEO

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Exhibit A

To the Employment Agreement by and between

Cannabics Pharmaceuticals Inc. and the Employee

Name of Employee:	Dr. Eyal Ballan

ID No. of Employee:	[xxxxxxxx]

Address of Employee:	Harimon 9 Ramat Hasharon, Israel

Position in the Company:	CTO of the Company

Reporting to:	CEO of the Company, Eyal Barad

Notice Period:	120 Days

Salary:	Annual Salary of $250,000, paid monthly

Vacation Days per Year:	25 Days

Sick Leave Days per Year:	In accordance with applicable law

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Exhibit B

הסכם עפ"י סעיף 14 לחוק פיצויי פיטורים

אני הח"מ, מאשר/ת בזאת כי אני מסכים/מה לאמץ את התנאים המפורטים להלן בדבר תשלומים שוטפים בלבד של המעביד לקופת הביטוח (ביטוח מנהלים) למטרת קיצבה ו/או לקרן פיטורים, כפי שפורסמו בי"פ 4659 מיום 30.6.98 בע"מ 4394 (תיקון אחרון – י"פ 4970, בעמ' 1949):

"בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים התשכ"ג – 1963 (להלן – החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופת גמל) התשכ"ד – 1964 (להלן – קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן – קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן – תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן – השכר המופטר), ובלבד שנתקיימו כל אלה:

1. תשלומי המעביד -

1.1 לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

1.2 לקופת ביטוח אינם פחותים מאחד מאלה:

1.2.1 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחיסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור לפי 2.5% מהשכר המופטר, לפי הנמוך מביניהם (להלן – תשלום לביטוח אובדן כושר עבודה);

1.2.2 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2. לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו – (א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה; (ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או משך העובד כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, "אירוע מזכה" – מוות, נכות או פרישה בגיל שישים ויותר.

3. אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

[החברה] [העובד]

Cannabics Pharmaceuticals Inc.

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Exhibit C

Confidentiality, Inventions Assignment and Non-Compete Agreement

(the "Agreement")

I acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to Cannabics Pharmaceuticals Inc. (together with any parent, affiliate, or subsidiary, the "Company"). I therefore agree, as a condition of my employment, as follows:

1.       Nondisclosure.

1.1       Recognition of Company's Rights; Nondisclosure. At all times during my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing or unless such information becomes public knowledge. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company, without any further royalty or payment, any rights I may have or acquire. in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2       Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade sec1ets, inventions, mask works, ideas, processes, formulas, source and object codes, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way I wish.

1.3       Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Thire Party Information unless expressly authorized by an officer of the Company in writing.

1.4       No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.5       No Expectation of Privacy. I recognize and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking, or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity, and any files or messages, on or using any of those systems m y be monitored at any time without notice.

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2. Assignment of Inventions.

1.1       Proprietary Rights. The term "Proprietary Rights" shall mean:

(i)       patents, whether in the form of utility patents or design patents and all pending applications for such patents;

(ii)       trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same;

(iii)       copyrights or copyrightable material, ,including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same;

(iv)       inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses;

(v)       computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and

(vi)       all other intellectual property rights throughout the world.

1.2       Inventions Retained and Licensed. I represent that I have assigned to the Company all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as Prior Inventions), which belong to me and which relate to the Company's proposed business, products or research and development. I hereby represent and undertake that none of my previous employers or any entity with whom I was or am engaged, has any rights in the Prior Inventions.

1.3       Assignment of Inventions. Subject to Sections 2.4 below, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced Ito practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company purrs ant to this Section 2, are hereinafter referred to as "Company Inventions." I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the period of my service with the Company (i) which relate to the Company's Entities' business or actual or demonstrably anticipated research or development, (ii) which are developed in whole or in part on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from any work I performed for the Company. I agree to assign and do hereby assign to the Company or its designee(s) all my right, title and interest worldwide in such Company Inventions and in all intellectual property rights based upon such Inventions. Without limitation of any of the other provisions of this agreement, I irrevocably confirm that the consideration explicitly set forth in my employment agreement is in lieu of any rights for compensation that may arise in connection with the Company Inventions under applicable law and waive any right to claim royalties or other consideration with respect to any Company Invention, including under Section 134 of the Israeli Patent Law - 1967, and hereby waive any rights I may have with respect thereto.

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1.4        Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

1.5       Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the property of the Company pursuant to applicable copyright law.

2.6        Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights"(collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

1.7       Enforcement of Proprietary Rights.

2.7.1       I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and file assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue indefinitely beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

2.7.2       In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with t e actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quit claim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.       Records.

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.       Competitive Activities.

For purposes of this Section 4, the term "the Business of the Company" shall mean the research, development, marketing and sale of cannabinoid-based cancer medicine and diagnostics products and services. During the term of this Agreement and for a period of six (6) months from the effective date of termination of this Agreement for any reason ("the Termination Date"), I will not directly or indirectly:

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(i)      carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly competes with the Business of the Company, ("a Competing Business") (including, without limitation, as a shareholder);

(ii)       act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who, to my knowledge, was provided with services by the Company any time during the twelve (12) months immediately prior to the Termination Date;

(iii)       solicit, canvass or approach or endeavor or solicit, canvass or approach any person who, to my knowledge, was provided with services by the Company at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Company at the Termination Date; or

(iv)        employ, solicit or entice away or endeavor to solicit or entice away from the Company any person employed by the Company any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

5.       No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in, conflict herewith.

6.       Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

7.       Notification of New Employer.

In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

8.       General Provisions.

8.1       Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2       Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

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8.3       Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee; provided, however, that the provisions of Section 4 of this Agreement shall remain in full force and effect only for the period of time detailed therein.

8.4       Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.5       Assignment. This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company's prior written approval.

8.6       Entire Agreement. The obligations pursuant to Sections 1, 2 and 4 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless fil writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

8.7       Injunction. I agree that it would be difficult to measure damage to the Company from any breach of mine of the promises set forth in Sections 1, 2, 3 and 4 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, I agree that if I breach any provision of Sections 1, 2, 3 and 4 hereof, the Company will be entitled, in addition to a l other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by me without showing or proving any actual damage sustained by the Company.

8.8       Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

/s/ Dr. Eyal Ballan

Name: Dr. Eyal Ballan

Date: 10/6/2018

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